UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  September 10, 2014
(Date of earliest event reported)

CLEARFIELD, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota	000-16106	41-1347235
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5480 Nathan Lane North, Suite 120, Plymouth, MN 55442
(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________________________________________________________
 Items under Sections 2 through 8 are not applicable and therefore omitted.

Item 1.01   Entry into a Material Definitive Agreement.

On September 9, 2014, Clearfield, Inc. (the “Company”) entered into a Standard Form Industrial Building Lease (the “lease”) with First Industrial, L.P. (the “Landlord”) under which the Company will lease Suite 100 in the building commonly known as of 7050 Winnetka Avenue North, Brooklyn Park, Minnesota as its new headquarters.  The lease term will commence on the later of January 1, 2015 or the date of substantial completion of build out of the leased premises.  The Company estimates that it will incur approximately $2.1 million in capital expenditures relating to the build out of office, manufacturing, warehousing and distribution space within the approximately 70,771 rentable square feet of the leased premises. Included in this square footage is 47,800 square feet of manufacturing and warehouse space.  The Company’s current facility is 46,583 square feet, with approximately 33,000 square feet of manufacturing and warehouse space.  The lease term is ten years and two months after the commencement date.  However, upon proper notice and payment of a termination fee of approximately $214,000, the Company has a one-time option to terminate the lease effective as of the last day of the eighth year of the term after the Company commenced paying base rent.

Under the lease, the Company will pay monthly base rent during months 2 to 122 of the lease term ranging from $29,193.04 to $36,458.10, with no monthly base rent being due for the first two months of the lease term.  The Company will also pay 49.84% of certain costs and expenses paid or incurred by the Landlord with respect to, or in connection with, the ownership, repair, restoration, maintenance and operation of the property, including costs and expenses relating to maintenance, utilities, insurance, management fees, capital improvements and taxes.

The Company has the option to renew the lease for one additional three year term on the same terms and conditions set forth in the lease, except that the monthly base rent during the three year renewal term will be increased by 2.5% over the monthly base rent payable for the last month of the initial term, and for each successive year of the renewal term, monthly base rent will increase by 2.5% over the monthly base rent for the prior calendar year.  The lease also grants the Company a first right to lease contiguous space that becomes available in the building where the leased premises are located during the term of the lease.

The lease includes customary agreements, covenants, representations and warranties of the parties relating to such matters as use of premises and common areas, signage, security deposit, condition and delivery of premises, subordination, estoppel certificates, attornment, quiet enjoyment, assignment and subletting, compliance with laws, insurance, alterations or improvements to the leased premises, ownership of property, repairs and maintenance, utilities, events of default, and the rights and remedies available to the Landlord upon an event of default.

The foregoing summary of the lease does not purport to be complete and is subject to and qualified in its entirety by reference to the lease, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Standard Form Industrial Building Lease dated September 9, 2014 by and between Clearfield, Inc. and First Industrial, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

By	/s/ Daniel Herzog
Daniel Herzog, Chief Financial Officer

Dated: September 10, 2014